UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Orthodontic Centers of America, Inc.

(Exact Name of Registrant as Specified In Its Charter)

Delaware	72-1278948

(State of incorporation or organization)	(IRS Employer Identification No.)

3850 N. Causeway Boulevard, Suite 800 Metairie, Louisiana	70002

(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

     Securities Act registration statement file number to which this form relates: ___(if applicable).

     Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name of Each Exchange On Which Each Class Is To Be Registered

Rights to purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.

     On May 27, 2004, upon the authorization of the Board of Directors of Orthodontic Centers of America, Inc. (“OCA”), OCA entered into an amendment to that certain Rights Agreement dated as of March 3, 2004 (the “Rights Agreement”), between OCA and EquiServe Trust Company, N.A., as Rights Agent. The amendment permits a certain holder of shares of OCA common stock to hold 20% or more, but less than 25%, of the outstanding shares of OCA common stock without being deemed an “Acquiring Person” for purposes of the Rights Agreement, unless the Board of Directors affirmatively determines otherwise.

     THIS SUMMARY DESCRIPTION OF THE AMENDMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AMENDMENT, WHICH IS HEREBY INCORPORATED HEREIN BY REFERENCE.

     A copy of the Amendment has been filed with the Securities and Exchange Commission as an Exhibit to an amendment to a Registration Statement on Form 8-A/A dated May 27, 2004. A copy of the Amendment and the Rights Agreement are available free of charge from OCA.

     Item 2.      Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of March 3, 2004, between Orthodontic Centers America, Inc. and EquiServe Trust Company, N.A. which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock of Orthodontic Centers of America, Inc. as Exhibit A, form of Rights Certificate as Exhibit B and Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 in the registrant’s Registration Statement on Form 8-A (Commission File No. 001-13457), filed March 4, 2004).

4.2	Amendment to Rights Agreement, dated as of May 27, 2004, between Orthodontic Centers of America, Inc. and EquiServe Trust Company, N.A.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ORTHODONTIC CENTERS OF AMERICA, INC. (Registrant)
By:	/s/ Bartholomew F. Palmisano, Sr.
Bartholomew F. Palmisano, Sr.
Chairman of the Board, President and Chief Executive Officer

Date: May 27, 2004

ORTHODONTIC CENTERS OF AMERICA, INC.

Amendment to Registration Statement on Form 8-A/A
Exhibit Index

Exhibit No.	Description
4.1	Rights Agreement, dated as of March 3, 2004, between Orthodontic Centers America, Inc. and EquiServe Trust Company, N.A. which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock of Orthodontic Centers of America, Inc. as Exhibit A, form of Rights Certificate as Exhibit B and Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 in the registrant’s Registration Statement on Form 8-A (Commission File No. 001-13457), filed March 4, 2004).

4.2	Amendment to Rights Agreement, dated as of May 27, 2004, between Orthodontic Centers of America, Inc. and EquiServe Trust Company, N.A.